EXHIBIT 5.1

Law Offices

ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

12th Floor

734 15th Street, N.W.

Washington, D.C. 20005

Telephone (202) 347-0300

May 17, 2007

Board of Directors

Trans World Corporation

545 Fifth Avenue, Suite 940

New York, New York 10017

Re:          Registration Statement on Form S-8
627,270 Shares of Common Stock

Gentlemen:

                We have acted as special counsel to Trans World Corporation, a Nevada corporation (“TWC” or the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to the registration of up to 627,270 shares of common stock of TWC, par value $0.001 per share (the “Common Stock”), to be issued pursuant to the Company’s 2004 Equity Incentive Plan, as amended on June 27, 2005, May 17, 2006 and May 5, 2007 (the “2004 Plan”). The Company will be obligated to issue shares of Common Stock upon the proper and timely grant or exercise of awards granted under the 2004 Plan (“Award Rights”). As of the date hereof, 370,000 Award Rights have been granted under the 2004 Plan, none of which have been exercised. The Registration Statement also registers an indeterminate number of additional shares which may be necessary to adjust the number of shares registered thereby for issuance as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock. We have been requested to furnish an opinion to be included as an exhibit to the Registration Statement.

                In this regard, we have reviewed the Registration Statement for the 2004 Plan, the Articles of Incorporation of TWC, as amended, the Bylaws of TWC, the 2004 Plan (as amended), minutes, resolutions or written consents of the Board of Directors of TWC, and such other corporate records and documents as we have deemed appropriate for the purposes of this opinion. We are relying upon the originals, or copies certified or otherwise identified to our satisfaction, of the corporate records of TWC and such other instruments, certificates and representations of public officials, officers and representatives of TWC as we have deemed applicable or relevant as a basis for the opinions set forth below. In addition, we have assumed, without independent verification, the genuineness of all signatures and the authenticity of all documents furnished to us and the conformance in all respects of copies to originals. Furthermore, we have made such factual inquiries and reviewed such laws as we determined to be relevant for the purposes of this opinion.

                For purposes of this opinion, we have also assumed that (i) the shares of Common Stock issuable pursuant to the Award Rights granted under the terms of the 2004 Plan will continue to be validly authorized and the Company has reserved a sufficient number of shares of Common Stock for issuance under the 2004 Plan on the dates the Common Stock is issued pursuant to the grant or exercise of the Award Rights (as applicable); (ii) on the dates the Award Rights are granted and on the dates such Award Rights are exercised (as applicable), the Award Rights granted under the terms of the 2004 Plan will, on the date of grant, and if the Award Right is exercisable, on the date of exercise, constitute a valid, legal and binding obligation of TWC and will be enforceable against TWC in accordance with their terms (subject to applicable bankruptcy, moratorium, insolvency, reorganization and other laws and legal principles affecting the enforceability of creditors’ rights generally); (iii) if the Award Rights are exercisable, the Award Rights are properly and timely exercised and the required consideration, if any, is paid to the Company; (iv) no change occurs in applicable law or the pertinent facts; and (v) the provisions of “blue sky” and other securities laws as may be applicable have been complied with to the extent required.

                Based on the foregoing, and subject to the assumptions set forth herein, we are of the opinion, as of the date hereof, that the shares of Common Stock to be issued pursuant to the grant and/or exercise of the Award Rights under the 2004 Plan, when issued and sold pursuant to the 2004 Plan and upon receipt by TWC of the consideration required thereby (if any), will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

                We hereby consent to the reference of this firm under the caption “Legal Opinion” in the Prospectus relating to the 2004 Plan and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

By:	/s/ Jeffrey A. Koeppel
Jeffrey A. Koeppel, a Partner